Ex. (9) (a)

                          CO-ADMINISTRATION AGREEMENT


                  AGREEMENT dated as of June 11, 1996 by and among THE WOODWARD FUNDS, a Massachusetts business trust (the "Trust"), NBD BANK ("NBD"), a national banking association, FIRST CHICAGO INVESTMENT MANAGEMENT COMPANY ("FCIMCO"), a registered investment adviser, and BISYS LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES ("BISYS") (each of NBD, FCIMCO and BISYS, an "Administrator" and, collectively, the "Administrators").

                  WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Trust desires to retain the Administrators to provide, as co-administrators, certain administration services for the investment portfolios of the Trust set forth on Schedule 1 hereto (each a "Fund" and collectively the "Funds") and the Administrators are willing to furnish such administration services;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, it is agreed between the parties hereto as follows:

                  1. Appointment of Administrators. The Trust hereby appoints each of the Administrators jointly to provide administration services for the Funds on the terms and for the period set forth in this Agreement. The Administrators each accept such respective appointments and agree to perform the services and duties set forth in Section 3 below in return for the compensation provided in Section 5 below.

                  2. Delivery of Documents. The Trust has furnished each of the Administrators with copies, properly certified or authenticated, of each of the following documents and will deliver to each Administrator all future amendments and supplements, if any:

                           a.   The Trust's Amended and Restated Declaration
of Trust, as filed with the Secretary of the Commonwealth of Massachusetts on May 1, 1992, as amended (the "Declaration of Trust");

                           b.   The Trust's By-Laws, as amended ("Bylaws");


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                           c.   Resolutions of the Trust's Board of Trustees
("Board of Trustees") authorizing the execution and delivery of this Agreement;

                           d.   The Trust's most recent amendment to its
registration statement under the Securities Act of 1933, as amended, and under the 1940 Act on Form N-1A as filed with the Securities and Exchange Commission (the "Commission") and supplements thereto, (such amendment as presently in effect and as amended or supplemented from time to time, is herein called the "Registration Statement"); and

                           e.   The Trust's most recent prospectus(es) and
statement(s) of additional information and all amendments and supplements thereto (such prospectus(es) and statement(s) of additional information and supplements thereto, as presently in effect and as from time to time amended and supplemented, are herein called the "Prospectus(es)" and the "Statement(s) of Additional Information", respectively).

                  3. Services and Duties. The Administrators enter into the following covenants jointly and severally with respect to their administration and duties:

                           a.  Subject to the supervision and control of the
Trust's Board of Trustees, the Administrators shall assist in supervising all aspects of the Funds' operations, other than those investment advisory functions which are to be performed by the Trust's investment advisers pursuant to the Co-Advisory Agreement, those services to be performed by the custodian pursuant to the Trust's Custodian Agreement, those services to be performed by the distributor pursuant to the Trust's Distribution Agreement and those services to be performed by the transfer agent pursuant to the Trust's Transfer Agency and Services Agreement. In this regard, the Administrators' responsibilities include:

                                    (1)  Assisting in maintaining office
         facilities (which may be in the offices of any of the Administrators or a corporate affiliate but shall be in such location as the Trust shall reasonably determine);

                                    (2)  Furnishing clerical services and
         stationary and office supplies;

                                    (3)  Providing for the preparing,
         supervising and mailing of confirmations for all purchase and redemption orders to shareholders of record;

                                    (4) Providing and supervising the
         operation of an automated data processing system to process purchase and redemption orders (the Administrators assume

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         responsibility for the accuracy of the data transmitted for processing or storage);

                                    (5) Maintaining a procedure external to
         the transfer agent's system to reconstruct lost purchase and redemption data;

                                    (6) monitoring the Trust's arrangements
         with respect to services provided by certain institutional shareholders ("Shareholder Servicing Agents") to their customers who own Fund shares pursuant to agreements between the Trusts and such Shareholder Servicing Agents (the "Servicing Agreements"), including, among other things, reviewing the qualifications of Shareholder Servicing Agents wishing to enter into Servicing Agreements with the Trust, assisting in the execution and delivery of Servicing Agreements, reporting to the Boards of Trustees with respect to the amounts paid or payable by the Funds from time to time under the Servicing Agreements and the nature of the services provided by Shareholder Servicing Agents, and maintaining appropriate records in connection with its monitoring duties;

                                    (7) Providing information and
         distributing written communications concerning the Funds to their shareholders of record; handling shareholder problems and calls, including without limitation, calls relating to shareholder purchases and redemptions and shareholder inquiries, and maintaining a primary facility for such telephone services;

                                    (8) performing all administrative
         functions for the Trust and the Funds not otherwise assigned to another person by contract or otherwise and generally assist in the operations of the Trust and the Funds.

                           b.  The Administrators shall prepare or review all
sales literature (advertisements, brochures and shareholder communications) for the Funds.

                           c. The Administrators shall participate to the
extent requested by the Trust and its counsel in the periodic updating of the Trust's Registration Statement; compile data and accumulate information for and prepare (i) reports to shareholders of record and the Commission (e.g., Annual and SemiAnnual Reports on Form N-SAR) and (ii) notices pursuant to Rule 24f-2; and timely file with the Commission and other federal and state agencies, reports and documents including, without limitation, Annual and Semi-Annual Reports on Form N-SAR, notices pursuant to Rule 24f-2 and federal and state tax returns and required tax filings other than those required to be filed by the Trust's custodian or transfer agent.

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                           d.  The Administrators, after consultation with the
distributor and counsel for the Trust, shall determine the jurisdictions in which the Trust's shares shall be registered or qualified for sale. The Administrators shall be responsible registering or qualifying shares for sale under the securities laws of any state, maintaining such registrations or qualifications, and for preparing compliance filings pursuant to state securities laws with the advice of the Trust's counsel. Payment of share registration fees and any fees for qualifying or continuing the qualification of the Trust or the Funds as a dealer or broker shall be made by the Trust or the Funds.

                           e.  The Administrators shall monitor, and assist in
developing compliance procedures for the Funds, which will include without limitation, procedures to monitor compliance with the Funds' investment objectives, policies and limitations, tax matters, and applicable laws and regulations.

                           f.  The Administrators shall assist in monitoring
the regulatory and legislative developments which may affect the Trust; assist in counseling the Trust with respect to regulatory examinations or investigations of the Trust; and work with the Trust's counsel in connection with regulatory matters or litigation.

                           g.  The Administrators agree to maintain all
financial accounts, records, journals, ledgers and schedules for the Trust (other than those maintained by the Trust's custodian and its transfer agent), and to install and maintain a system of internal controls appropriate for entities of the size and complexity of the Trust, and to provide reports, financial statements and other statistical data as requested from time to time by the Trust. In addition, the Administrators shall compute the Trust's net asset value, net income and net capital gain (loss) in accordance with the Trust's Prospectus and resolutions of its Board of Trustees. The Administrators shall act as liaison with the Trust's independent public accountants and shall provide account analyses, fiscal year summaries and other audit related schedules. The Administrators shall take all reasonable action in the performance of their obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Trust from time to time.

                           h.  The Administrators shall monitor each Fund's
expenses and shall pay all expenses on proper authorization from each Fund.

                           i.  The Administrators shall monitor each Fund's
compliance with Subchapter M of the Internal Revenue Code of 1986, as amended from time to time and its status as a regulated investment company thereunder.

                           j.  The Administrators shall maintain each Fund's
fidelity bond as required by the 1940 Act.

                  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrators agree that all records which they maintain for the Trust are the property of the Trust and further agree to surrender promptly to the Trust any of such records upon the Trust's request. The Administrators agree to maintain a back-up set of accounts and records of the Trust (which back-up shall be updated on at least a weekly basis) at a location other than that where the original accounts and records are stored. The Administrators shall assist the Trust, the Trust's independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust's accounts and records, and reports by the Administrators or their independent accountants concerning their accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. There shall be no additional fee for these services. The Administrators further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

                  If the expenses borne by any Fund in any fiscal year exceed the applicable expense limitations imposed by the securities regulations of any state in which the Fund's shares are registered or qualified for sale to the public, the Administrators agree to reimburse such Fund for a portion of any such excess expense in an amount equal to the portion that the administration fees otherwise payable by the Fund to the Administrators bear to the total amount of the investment advisory and administration fees otherwise payable by the Fund. The expense reimbursement obligation of the Administrators is limited to the amount of their fees hereunder for such fiscal year, provided, however, that notwithstanding the foregoing, the Administrators shall reimburse such Fund for a portion of any such excess expenses in an amount equal to the proportion that the fees otherwise payable to the Administrators bear to the total amount of investment advisory and administration fees otherwise payable by the Fund regardless of the amount of fees paid to the Administrators during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated, reconciled and paid on a monthly basis.

                  In performing all of their services and duties as co-administrators, the Administrators will act in conformity with the Declaration of Trust, Bylaws, Prospectuses and resolutions and other instructions of the Trust's Board of Trustees and will comply with the requirements of the 1940 Act and other applicable federal or state laws.

                  4.Services Not Exclusive. The services rendered by the Administrators hereunder are not to be deemed exclusive, and the Administrators shall be free to render similar services to others so long as their services under this Agreement are not impaired thereby.

                  5. Expenses Assumed as Administrators. The Administrators will bear all expenses incurred by them in performing their services and duties as co-administrators, except as otherwise expressly provided herein. Other expenses to be incurred in the operation of the Funds, including taxes, interest, brokerage fees and commissions, if any, salaries and fees of officers and trustees who are not officers, directors, shareholders, or employees of the Administrators, or the Trust's investment advisers or distributor for the Funds, Commission fees and state blue sky qualification fees, advisory, fund accounting and administration fees, charges of custodians and transfer agents, certain insurance premiums, outside auditing and legal expenses, costs of maintaining corporate existence, typesetting and printing of Prospectuses for regulatory purposes and for distribution to current shareholders of the Fund, costs of shareholders' reports and corporate meetings, out-of-pocket expenses of obtaining price quotations from third party pricing services, and any extraordinary expenses, will be borne by the Trust.

                  6. Compensation.

                           In consideration of services rendered pursuant to
this Agreement, the Trust will pay to NBD and FCIMCO, as agents for the Administrators, a fee, computed daily and payable monthly, at the annual rate of 0.15% of the average daily net assets of each Fund. Net asset value shall be computed in accordance with the Funds' Prospectuses and resolutions of the Trust's Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Such fee as is attributable to each Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund.

                           The Administrators may from time to time employ or
associate with themselves such person or persons as they may believe to be fitted to assist them in the performance of this Agreement ("Subcontractors"). The compensation of such Subcontractors shall be paid by the Administrators, and no obligation shall be incurred on behalf of the Trust in such

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respect. The Administrators shall provide oversight over any Subcontractor(s)
who shall in turn provide services pursuant to an agreement with the Administrators. Any agreement entered into between the Administrators and a Subcontractor shall acknowledge that the agreement is for the benefit of the Trust, that the Subcontractor shall be directly liable and responsible to the Trust for the performance of its obligations thereunder, and that the Trust may therefore enforce its rights directly against the Subcontractor. Notwithstanding such delegation, the Administrators shall continue to be directly liable to the Trust for the performance of any subcontractor's obligations under such agreement. In addition to employing Subcontractors, the Administrators may compensate parties who provide shareholder services or other services pursuant to contracts entered into directly between such parties and the Trust.

                  7. Proprietary and Confidential Information. The Administrators will treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior or present shareholders of the Funds or those persons or entities who respond to inquiries of the Trust's principal underwriter concerning investment in the Funds and will not use such records and information for any purpose other than performance of their responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Administrators may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

                  8. Limitations of Liability. No Administrator shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of any Administrator in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, Board member, partner, director, employee or agent of an Administrator, who may be or become an officer, Board member, partner, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Administrators' duties as co-administrators hereunder) to be rendering such services to or acting solely for the Trust and not as an officer, Board member, partner, director, employee or agent or one under the control or direction of the Administrators even though paid by either of them. The Administrators agree that their liability under this Agreement, as set forth herein, shall be joint and several.

                  Whenever, in the course of performing their duties under this Agreement, the Administrators determine, on the basis of information supplied to the Administrators by the Trust or its authorized agents, that a violation of applicable law has occurred or that, to their knowledge, a possible violation of applicable law may have occurred or, with the passage of time, would occur, the Administrators shall promptly notify the Trust and its counsel. Liability arising pursuant to this section shall survive termination of this agreement.

                  9. Duration and Termination. This Agreement became effective with respect to the Cash Management Fund, the Treasury Prime Money Market Fund and the U.S. Government Securities Cash Management Fund as of April 12, 1996. This Agreement shall become effective (y) as to each other Fund which has not commenced operations on the date of this Agreement, upon the first effective date of a registration statement registering shares issued by such Fund, and
(z) as to each Fund not covered by the preceding sentence or by clause (y) of this sentence, upon the consummation of the first reorganization in which such Fund is a participant. Unless sooner terminated as provided herein, this Agreement shall continue until December 31, 1997 ("Initial Term"). Thereafter, if not terminated, this Agreement shall continue automatically as to the Funds until June 30, 1998 and thereafter until June 30 of each succeeding year (each a "Renewal Term"), provided that the continuance until June 30, 1998 and each subsequent annual continuance is specifically approved (i) by the Trust's Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the Funds, and provided further that in either event such continuance is also approved by a majority of the Trust's trustees who are not "interested persons" of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meaning as such terms have in the 1940 Act.) On or after the Initial Term, either party hereto may terminate this Agreement by sixty (60) days prior written notice to the other party hereto.

                  The Trust shall have the right to terminate this Agreement during the Initial Term or any Renewal Term upon forty-five (45) days written notice if the Administrators materially breach this Agreement. A material breach means the failure to perform the terms of this Agreement, whether in one act or omission or a series of acts or omissions, whether or not related, which (i) results or reasonably could be expected to result in loss or damage, including expenses, to the Funds exceeding $50,000 in the aggregate, (ii) results in the institution of civil or criminal proceedings by the Commission or other regulator, other than a regular audit or examination, (iii) constitutes gross negligence, bad faith or willful misconduct, (iv) constitutes a violation of any law, rule or regulation applicable to the Funds, or the Administrators or any of their affiliates as to which the Administrators were required to comply under the terms of the Agreement where the consequences of such violation could reasonably be expected to result in the institution of civil or criminal proceedings by the Commission or other governmental authorities against the Funds, or (v) evidences a quantifiable and material decline in the overall quality of services, provided that the Administrators shall have the right to cure the breach set forth in this clause (v) within thirty (30) days after a written notice setting forth in detail the nature of the breach, has been delivered to the Administrators; provided the Administrators shall have the right to cure a breach set forth in this clause (v) if and only if no more than two other quantifiable and material breaches under this clause (v) have occurred within the twelve (12) months prior to the delivery of such notice of the breach of this clause.

                  In the event of the termination of this Agreement, the Administrators shall use their best efforts to assist in the transfer of their responsibilities hereunder to any successor administrator and the Administrators without additional compensation (it being understood that they would be reimbursed for their reasonable out-of-pocket expenses) shall remain responsible, which responsibility shall survive termination of this Agreement, for all regulatory filings, tax returns and other reports which relate to periods which concluded prior to the termination.

                  10. Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought. If a change or discharge is sought against the Trust, the instrument must be signed by all three (3)
Administrators.

                  11. Assignment. This Agreement will automatically and immediately terminate in the event of its "assignment." As used in this Agreement, the term "assignment" shall have the same meaning as such term has in the 1940 Act.

                  12.      Notices.   All notices and other communications
hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

                           To the Administrators:

                           NBD Bank
                           611 Woodward Avenue
                           Detroit, Michigan

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                           First Chicago Investment Management Company
                           Three First National Plaza
                           Chicago, Illinois 60670

                           BISYS Fund Services
                           3435 Stelzer Road
                           Columbus, Ohio 43219-3035

                           To the Fund:

                           The Woodward Funds
                           c/o W. Bruce McConnel, III, Esq.
                           Drinker Biddle & Reath
                           Philadelphia National Bank Building
                           1345 Chestnut Street
                           Philadelphia, PA  19107-3496

                  13. Governing Law.

                  This Agreement shall be construed in accordance with the laws of the State of Michigan, without reference to principles of conflicts of law, and with the applicable provisions of the Investment Company Act. To the extent the applicable law of the State of Michigan or any of the provisions herein conflict with the applicable provisions of the 1940 Act, the latter shall control.

                  14. Miscellaneous.

                           a.  The captions in this Agreement are included
for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

                           b. The names "The Woodward Funds" and "Trustees of
The Woodward Funds" refer, respectively, to the Trust created and the trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 21, 1987, as amended on May 1, 1992, which is hereby referred to and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of the Trust entered into in the name or on behalf thereof by any of the trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, shareholders or representatives of the Trust personally, but bind only the Trust property, and all persons dealing with any series of shares in the Trust must look solely to the Trust property belonging to such series for the enforcement of any claims against the Trust.

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                  15. Counterparts.    This Agreement may be executed in
counterparts, all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.



                   THE WOODWARD FUNDS

                   By:/s/Earl I. Heenan, Jr.
                     -----------------------



                   NBD BANK


                   By:/s/Illegible
                      ------------



                   FIRST CHICAGO INVESTMENT MANAGEMENT COMPANY


                   By:/s/Illegible
                     -------------



                   BISYS FUND SERVICES LIMITED PARTNERSHIP

                   By: BISYS Fund Services, Inc., general partner

                       By:/s/Illegible
                         -------------

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                                  SCHEDULE 1


MONEY MARKET FUND
TREASURY MONEY MARKET FUND
MUNICIPAL MONEY MARKET FUND
MICHIGAN MUNICIPAL MONEY MARKET FUND
CASH MANAGEMENT FUND
U.S. GOVERNMENT SECURITIES CASH MANAGEMENT FUND
TREASURY PRIME CASH MANAGEMENT FUND
GROWTH FUND
INTERNATIONAL EQUITY FUND
EQUITY INDEX FUND
GROWTH AND VALUE FUND
INTRINSIC VALUE FUND
MID CAP OPPORTUNITY FUND
EQUITY INCOME FUND
SMALL CAP OPPORTUNITY FUND
BOND FUND
SHORT BOND FUND
MICHIGAN MUNICIPAL BOND FUND
INTERMEDIATE MUNICIPAL BOND FUND
MUNICIPAL BOND FUND
INCOME FUND
INTERMEDIATE BOND FUND
INTERNATIONAL BOND FUND
MANAGED ASSETS BALANCED FUND
MANAGED ASSETS CONSERVATIVE FUND
MANAGED ASSETS GROWTH FUND
INTERNATIONAL MAJOR MARKETS FUND